Exhibit 99.1

Egalet Corporation Announces Changes to Board of Directors

WAYNE, Pa., April 10, 2017 - Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced that Jean-Francois Formela, MD has resigned from Egalet’s board of directors. Andrea Heslin Smiley, chief executive officer of VMS BioMarketing, will take Dr. Formela’s board seat and Elaine Hochberg, former chief commercial officer for Forest Laboratories, has been added to the board.

Dr. Formela has served on the board of directors since 2010 and was chairman of the board from 2012 to 2015.

“We’re thankful to Jean-Francois for his exceptional dedication and service to Egalet as we grew from a development stage company to a commercial business,” said Bob Radie, Egalet’s president and chief executive officer. “Now with three marketed products, Elaine’s commercial expertise and Andrea’s entrepreneurial spirit and business acumen should greatly benefit us as we focus on commercial execution and moving toward sustainability.”

Ms. Smiley has served as president and chief executive officer of VMS BioMarketing since 2011. Ms. Smiley spent 18 years in the pharmaceutical industry leading multiple business units in the development and execution of biotech, device, and pharmaceutical product strategies to drive brand equity, increase market share, and improve patient adherence. Her diverse biotech and pharmaceutical experiences span a wide range of disease areas and functional roles including launching multiple biotech and pharmaceutical drugs and devices. Ms. Smiley has served on the board of numerous organizations including the Indiana Alzheimer’s Association, Indiana Salvation Army, and the Lung Force Women’s Cabinet, and she received a gubernatorial appointment to the Indiana Commission for Women. She earned her BA in economics from DePauw University where she was an Honors Management Fellow.

Ms. Hochberg has more than 30 years of leadership experience. Currently she is a managing partner of Elaran LLC, a business strategy and management firm.    Previously, Ms. Hochberg worked for Forest Laboratories where, over 17 years, she rose through several positions to become the company’s first chief commercial officer. At Forest, Ms. Hochberg was responsible for the US sales and marketing organization and drove the commercial strategy and implementation for the company’s full range of products in multiple therapeutic areas, including specialty products.  She also headed Forest’s International Business which included both prescription and over-the-counter (OTC) brands. During her tenure, Ms. Hochberg helped transform Forest into a major mid-cap branded pharmaceutical company which lead to the company’s acquisition by Actavis for $24 billion. Prior to Forest, she was at Wyeth-Ayerst Laboratories and held product and marketing leadership roles in the pediatric and vaccines divisions. She serves on the board of Akcea Therapeutics and on several non-profit boards in New York City.  Ms. Hochberg earned her BA and MBA from Columbia University.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO™ ER (morphine sulfate) extended-release tablets for oral use only —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com. For additional information on Egalet, please visit egalet.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275